Exhibit 10.3

PERSONAL & CONFIDENTIAL

June 6, 2019
Jesus (Jay) Malave, Jr.
138 Monte Carlo Drive
Palm Beach Gardens, FL 33418

Re: Employment Agreement

I am pleased to extend you an offer of employment with Harris Corporation (to be renamed L3Harris Technologies, Inc. following the merger (the "Merger") with L3 Technologies, Inc. (referred to as the "Company")) in the position of Senior Vice President & Chief Financial Officer reporting to Bill Brown, Chairman and Chief Executive Officer. This is an executive-level position based in Melbourne, FL, commencing on June 29, 2019 or such other date as mutually agreed by you and the Company.

Jay, we believe you will make an outstanding contribution to the Company, and as such, we have crafted a total rewards package for you, consistent with the Company's executive compensation program design. The Company shall provide you the following:

1)	An annual base salary of $625,000 payable bi-weekly. Base salaries are reviewed annually, with adjustments made subject to both business and personal performance.

2)
As a Company executive, you will participate in the Annual Incentive Plan ("AIP") with a target opportunity equal to 100% of base salary. Incentive awards are paid based on the achievement of pre-established, annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards may range from 0% to 200% of target based on business and personal performance. Your participation in AIP will begin on June 29, 2019 or, should your start date be later than June 29, 2019, on your start date and be pro-ratedfor the year. For the period from June 29, 2019 through December 31, 2019 (the "Stub ,Period") your cash incentive will equal 50% of your target opportunity. To the extent earned, payouts are made following the fiscal year end, less applicable withholdings and deductions.

3)
Eligibility to receive annual equity awards granted by the Company under its 2015 Equity Incentive Plan (the "Plan"}, with a target value of $2,000,000.  The awards are granted following the Compensation Committee of the Board of Directors approval of annual equity awards to Company executives. Once approved and accepted by you, the awards are subject to the applicable terms and conditions in effect at the time of the grant. Annual equity grants are performance-based and the award amount may vary from year-to-year. It is anticipated that your first annual equity grant will be issued in March 2020.

4)
A one-time cash sign-on bonus of $200,000, less applicable taxes and other withholdings, payable within forty-five (45) days of your start date to offset forgone annual incentive at your current employer, and as an incentive to join the Company. Should you voluntarily terminate your employment with the Company without Good Reason (as defined below) within twenty-four (24) months of your start date, you will be required to repay a portion of this bonus determined by multiplying $200,000 times a fraction of whose numerator equals 730 minus the number of days that you were employed hereunder and whose denominator is 730.

5)
A one-time Restricted Stock Unit ("RSU") award of three-year, ratable-vesting RSU's with an approximate grant date value of $950,000 to offset foregone equity compensation at your current employer. This award is subject to the applicable terms and conditions set forth described in a Restricted Unit Award Agreement in substantially the form used by the Company for RSU awards granted to Executive Officers in 2018 (including the dividend equivalent rights described in Section 1(c) of that grant agreement), modified to include vesting provisions consistent with Paragraph 11 and 12 below. The award will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading day occurs within a Quiet Period as defined by the Company's equity grant policy, the grant date will be the first trading day following the end of the Quiet Period).

6)
A one-time, special Momentum equity award under the Plan, expected to be granted in August 2019, with approximate grant date value of $2,000,000. This grant will be comprised of Performance Share Units ("PSUs") and Performance Stock Options ("PSOs") as detailed below:

a.
33% of the value of your award will consist of 3-year, cliff-vesting PSUs. PSU payouts may range from 0% to 200% of target based on achievement of cost synergy goals for the Merger from the Merger completion date through December 31, 2021, subject to a separate, further 50% to 200% modifier of any such earned payouts based on achievement of a cumulative Earnings Per Share ("EPS") goal over the same period. Specific targets for the cost synergy and cumulative EPS metrics will be communicated following approval by the Compensation Committee. The PSUs will accrue dividend equivalents equal to the dividends paid by the Company on shares of its common stock during the performance period, which will be paid in cash to you upon settlement of the earned PSUs.

b.
67% of the value of your award will consist of 3-year, cliff-vestingPSOs with a 10- year term. The PSOs will be subject to a performance-vesting condition such that the award will vest and become exercisable only if 80% of the cost synergy goals described above are achieved.

7)
Eligibility to participate in the Company's Retirement Plan 401(k) with a company match equivalent to 100% of the first 6% of employee contributions. While you will be immediately eligible to participate in the plan up to individual plan contribution limits, Company match contributions will only be made after one year of service.

8)
Eligibility to participate in the Company's Supplemental Executive Retirement Plan (SERP) upon the next annual open enrollment period. This IRS non-qualified retirement plan preserves your ability to make pre-tax contributions, and receive employer match contributions (after one year of service) above the qualified IRS limits in accordance with the plan terms.

9)
Participation in the Company's health and welfare benefit plans, including qualified dependents as applicable. These plans include medical, prescription, dental, vision, life and short and long-term disability benefits. Coverage under these programs is effective, should you choose to participate, as soon as day one of employment with the Company.

10)
Relocation benefits to assist with your move from Palm Beach Gardens, FL to the Melbourne, FL area. Benefits will include, but not be limited to home sale assistance; home purchase assistance; three months of temporary living accommodations; the packing and shipment of household goods; and a disruption payment of $10,000, less applicable taxes and other withholdings. Additional details regarding your relocation benefits will be provided under separate cover. In order to receive relocation benefits you must execute a Relocation and Assistance Repayment Agreement.

11)
If your employment is involuntarily terminated by the Company without Cause (as defined below) or if you voluntarily terminate your employment for Good Reason (as described below) within thirty-six (36) months after your start date, and such termination is not in connection with a Change in Control (as provided in Paragraph 12 below), then, subject to Paragraph 13 below, you will receive a severance benefit equal to (i) your then current annual base salary (provided that, in the event of a termination by you for Good Reason due to material reduction in your base salary, the severance will be in an amount equal to your annual base salary before such material reduction), payable in a cash lump sum (less applicable withholding taxes) within 60 days following your termination date, and (ii) a pro rata annual cash bonus for the performance period in which you termination occurs, subject to achievement of the applicable performance goals through the end of such performance period, and payable at the same time annual cash bonuses are paid to similarly situated active employees. In addition, if your employment should be involuntarily terminated by the Company without Cause (as defined below) or if you should voluntarily terminate your employment for Good Reason (as defined below) within this thirty-six (36) month period, the RSU described in Paragraph 5 above shall become vested in full and non-forfeitable, effective immediately as of the date of your termination of employment.

12)
If your employment is involuntarily terminated by the Company without Cause or if you voluntarily terminate your employment for Good Reason (as defined below), in either case on or following the date of a future Change in Control and within thirty-six (36) months after your start date, then, in lieu of any severance benefits payable pursuant to Paragraph 11 above, and subject to Paragraph 13 below, you will receive a severance benefit equal to (i) a 2x multiple of your then current annual base salary (provided that, in the event of a termination by you for Good Reason due to material reduction in your base salary, the severance will be in an amount equal to your annual base salary before such material reduction) plus your then current target annual cash bonus, payable in a cash lump sum (less applicable withholding taxes) within 60 days following your termination date, and (ii) a pro rata annual cash bonus for the performance period in which your termination occurs, subject to achievement of the applicable performance goals through the end of such performance period, pro-rated based on the number of days you were employed during such performance period and payable at the same time annual cash bonuses are paid to similarly situated active employees.

13)
Receipt of severance benefits will be subject to your timely execution and non- revocation of a general release of all claims against the Company and its subsidiaries and affiliates on a form to be provided by the Company within 45 days after your termination date. If the 60-day payment period referenced in Paragraphs 11 and 12 above begins in one calendar year and ends in a second calendar year, then payment shall occur in the second calendar year.

For purposes hereof:

•
"Cause" shall mean any of the following: (i) a willful breach or failure to satisfy any material provision or condition of this letter; (ii) your substantial and continuing failure or refusal to perform, after being placed on notice by the Company, your material duties or to perform specific directives of the Board or of the officer to whom you report that are consistent with your position; (iii) any failure by you to devote your full working time to the Company (provided, however, that you may manage your personal and family investments and serve on civic, charitable, and industry boards or committees, to the extent that such activities do not substantially interfere with your duties to the Company and are consistent with the Company's policies applicable to executives) or any unexcused, repeated or prolonged absence from work by you (other than as a result of, or in connection with, sickness, injury or disability to you or you or an immediate family member); (iv) any reckless or willful misconduct (including action or failures to act) by you that causes material harm to the business or reputation of the Company or its subsidiaries; (v) any willful or reckless breach of a statutory or common law duty of loyalty to the Company or its subsidiaries; (vi) any act of fraud, dishonesty, embezzlement, theft or unethical business conduct by you in connection with your duties or in the course of your employment, or your admission or conviction of a felony or of any crime involving moral turpitude, fraud, dishonesty, embezzlement, theft, or misrepresentation; (vii) your willful violation of a material Company policy that is generally applicable to all employees of the Company; or (viii) a failure by you to cooperate in an internal investigation after being instructed by the Board or the officer to whom you report to cooperate; provided, however, that the events described in (i) through (viii) shall constitute "Cause" only if you fail to cure such event (if it is curable) within 30 days after receipt from the Company of a written notice of the event or circumstance which constitute Cause (no such notice from the Company shall be required if such event is not curable) and provided further that "Cause" shall cease for an event or circumstance on the 90th day following the later of its occurrence or the Company's knowledge thereof, unless the Company has given you written notice thereof.

•
"Change in Control" shall have the meaning as defined in the Plan as in effect on the date of this letter. For avoidance of doubt, the Merger shall not be considered a "Change in Control" for purposes hereof.

•
"Good Reason" shall mean, without your consent, the occurrence of any of the following: (i) a material adverse diminution of your employment duties (a change in your reporting structure or a change in your title shall not, itself, constitute a diminution of duties); (ii) a material reduction in your annual base salary; (iii) a material reduction in the target value of your annual cash bonus, other than a reduction that is also applicable is a substantially similar manner and proportion to other similarly situated executives of the Company; or (iv) a requirement that your principal place of employment be more than fifty (50) miles from Melbourne, Florida; provided, however, that the events described in (i) through (iv) shall constitute "Good Reason" only if the Company fails to cure such event within 30 days after receipt from you of a written notice of the event which constitutes Good Reason and provided further that "Good Reason" shall cease to exist for an event or circumstance on the 90th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof.

Entitlement to severance benefits under this letter is in lieu of, not in addition to, severance benefits under the Company's Severance Plan or any other severance benefits you may be entitled to from the Company or its subsidiaries. Notwithstanding the foregoing, if Harris implements a new executive severance plan or plans after the Merger in which you are eligible to participate which provide for severance benefits upon involuntary termination of your employment without Cause, with Good Reason, and upon a qualifying termination of your employment in connection with a Change in Control, and provided such severance terms and benefits are equal to or in excess of the severance terms and benefits provided in this Agreement, then your right to severance benefits will be determined solely in accordance with the terms of such plan(s}, which will replace and supersede, in their entirety, the terms of this letter agreement relating thereto.

Your formal appointment as a corporate officer (Senior Vice President & Chief Financial Officer) is subject to approval of the Board of Directors. On or as soon as administratively practicable after the date you are elected as a corporate officer of the Company, you will be entitled to the benefits of an Indemnification Agreement in the form approved by the Board of Directors for directors and corporate officers.

Payments and benefits under this letter are intended to be exempt from or to meet the requirements of Section 409A of the Internal Revenue Code ("Code Section  409A"), and shall be interpreted and construed consistent  with that intent.  Notwithstanding  any  other  provision of this letter, to the extent that the right to any payment (including the provision of benefits) hereunder as a result of your separation from service provides for the  "deferral  of compensation" within the meaning of Code Section 409A and you are a "Specified Employee" under the Company's Specified Employee Policy for 409A  Arrangements  as of  the date  of your separation from service, then no such payment shall be made or commence during the period beginning on the date of your  separation  from  service  and ending  on the date that is six months following the date of your separation from service or, if earlier, on the date of your death, if the earlier making of such payment would result  in tax penalties  being  imposed  on you under Code Section 409A. The amount of any payment that otherwise  would  be paid  to you hereunder during this period shall instead be paid to you on the first business  day coincident with or next following the date that is six months and one day following the date of your separation from service or, if earlier, within ninety (90) days following your death. Each payment of compensation under this letter shall be treated as a separate payment of compensation for purposes of Code Section 409A,  including  without limitation  for the purpose of applying the exclusion from Code Section 409A for certain short-term deferral amounts.

Conditional Offer. You understand and agree that this employment agreement is conditional and expressly subject to your complying with the following pre-conditions of employment:

a.	You complete your relocation to the Melbourne, FL area within twelve (12) months of your start date.

b.
You accurately complete the Harris' Disclosure of Potential Employment Conflicts form and fully disclose, and provide copies where applicable, of any written agreements of which you are aware and to which you are a party that relate to the protection of confidential, trade secret or proprietary information; non-competition restrictions; non-solicitation or no-hire prohibitions (employees or customers); and/or ownership of invention provisions. You affirm that your employment with the Company will not violate any such agreements or understandings.

c.	You execute and timely return all forms and other documents required for the Company to complete the employment process.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In any litigation between the Company and you arising out of or related to this Agreement, the losing party shall reimburse the prevailing party for all attorneys' fees and costs incurred by that prevailing party in enforcing, defending, or prosecuting this Agreement.

I look forward to you joining the team and am confident that you will make many significant contributions to the organization. Please sign and date below and send it via email at jgirard@harris.com.

Sincerely,

HARRIS CORPORATION

/s/ James P. Girard
By: James P Girard
Vice President, Human Resources
Harris Corporation

ACKNOWLEDGEMENT & ACCEPTANCE

I understand that this letter constitutes the full, complete, and final agreement between the Company and me regarding the terms of my employment. I also understand that my employment with the Company Harris is at-will and that this agreement does not constitute a fixed term contract of employment or a guarantee of continued employment for any period. My signature below confirms that I accept the terms and conditions of this employment agreement. As of my signature below, this Agreement will become enforceable by all parties and will remain in full force and effect thereafter.

Accepted and Agreed,

/s/ Jesus Malave, Jr.	Date: June 7, 2019
Signature: Jesus Malave, Jr.